Exhibit 99.5

Expro Group Holdings International Limited

Unaudited Condensed Consolidated Financial Statements

As of September 30, 2021 and December 31, 2020 and

for the Three and Nine Months Ended September 30, 2021 and 2020

EXPRO GROUP HOLDINGS INTERNATIONAL LIMITED

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Total revenue	$197,547	$149,006	$530,093	$520,836
Operating costs and expenses:
Cost of revenue	(189,510)	(148,812)	(528,248)	(519,448)
General and administrative	(6,199)	(7,507)	(19,234)	(18,685)
Impairment charges	-	(259)	-	(275,853)
Merger and integration costs	(9,617)	-	(19,143)	-
Severance and other charges	(3,905)	(5,272)	(6,097)	(11,135)
Total operating cost and expenses	(209,231)	(161,850)	(572,722)	(825,121)
Operating loss	(11,684)	(12,844)	(42,629)	(304,285)
Other income (expenses), net	685	2,261	1,311	982
Interest and finance income (charges), net	678	(4,573)	(2,553)	(1,329)
Loss before taxes and equity in income of joint ventures	(10,321)	(15,156)	(43,871)	(304,632)
Equity in income of joint ventures	3,459	2,562	11,508	9,169
Loss before income taxes	(6,862)	(12,594)	(32,363)	(295,463)
Income tax (expenses) benefit	(5,051)	(225)	(8,323)	4,135
Net loss	$(11,913)	$(12,819)	$(40,686)	$(291,328)

Loss per common share:
Basic and diluted	$(0.20)	$(0.22)	$(0.70)	$(4.98)
Weighted average common shares outstanding:
Basic and diluted	58,489,895	58,489,895	58,489,895	58,489,895

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Comprehensive Loss (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(11,913)	$(12,819)	$(40,686)	$(291,328)
Other comprehensive loss:
Amortization of prior service credit	(61)	-	(183)	-
Other comprehensive loss	(61)	-	(183)	-
Comprehensive loss	$(11,974)	$(12,819)	$(40,869)	$(291,328)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share data)

	September 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$64,849	$116,924
Restricted cash	1,023	3,785
Accounts receivable, net	230,603	193,600
Inventories, net	53,857	53,359
Income tax receivables	18,288	20,327
Other current assets	35,719	39,957
Total current assets	404,339	427,952

Property, plant and equipment, net	280,172	294,723
Investments in joint ventures	55,555	45,088
Intangible assets, net	155,725	173,168
Goodwill	25,504	25,504
Operating lease right-of-use assets	59,430	57,247
Non-current accounts receivable, net	10,109	11,321
Other non-current assets	5,605	4,748
Total assets	$996,439	$1,039,751

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$154,570	$136,242
Income tax liabilities	9,648	13,657
Finance lease liabilities	1,120	1,220
Operating lease liabilities	12,734	14,057
Other current liabilities	50,267	59,043
Total current liabilities	228,339	224,219

Deferred tax liabilities, net	27,095	26,817
Post-retirement benefits	53,418	57,946
Non-current finance lease liabilities	16,056	16,974
Non-current operating lease liabilities	57,415	58,585
Other non-current liabilities	43,001	43,226
Total liabilities	425,324	427,767

Commitments and contingencies (Note 17)

Stockholders’ equity:
Common stock, ordinary $0.01 shares, par value $0.01 per share issued 58,489,895 at September 30, 2021 and December 31, 2020	585	585
Warrants	10,530	10,530
Additional paid-in capital	1,006,100	1,006,100
Accumulated other comprehensive loss	(1,677)	(1,494)
Accumulated deficit	(444,423)	(403,737)
Total stockholders’ equity	571,115	611,984
Total liabilities and stockholders’ equity	$996,439	$1,039,751

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(40,686)	$(291,328)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment charges	-	275,853
Depreciation and amortization	79,754	84,753
Equity in income of joint ventures	(11,508)	(9,169)
Elimination of unrealized profit on sales to joint ventures	118	1,512
Deferred tax credit	278	(17,416)
Unrealized foreign exchange loss	1,331	139
Changes in assets and liabilities:
Accounts receivable, net	(38,138)	45,565
Inventories, net	(498)	(1,603)
Other assets	3,260	(1,094)
Accounts payable and accrued liabilities	24,793	(20,833)
Other liabilities	(7,084)	7,809
Income taxes, net	(3,888)	(4,655)
Other, net	(8,202)	(8,500)
Dividends received from joint ventures	924	1,354
Net cash provided by operating activities	454	62,387
Cash flows from investing activities:
Capital expenditures	(53,463)	(86,965)
Proceeds from disposal of property, plant and equipment	-	107
Net cash used in investing activities	(53,463)	(86,858)
Cash flows from financing activities:
Release of collateral deposits	122	1,787
Payments of debt issuance and other transaction costs	(452)	(787)
Repayments of finance leases	(871)	(1,205)
Net cash used in financing activities	(1,201)	(205)
Effect of exchange rate changes on cash and cash equivalents	(627)	(1,517)
Net decrease to cash and cash equivalents and restricted cash	(54,837)	(26,193)
Cash and cash equivalents and restricted cash at beginning of year	120,709	147,085
Cash and cash equivalents and restricted cash at end of period	$65,872	$120,892

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds	$(11,933)	$(17,932)
Cash paid for interest, net	$(3,016)	$(3,000)
Change in accounts payable and accrued expenses related to capital expenditures	$(5,699)	$(3,999)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Stockholders’ Equity (Unaudited)

(in thousands)

	Three Months Ended September 30, 2021
				Accumulated
			Additional	Other		Total
	Common		paid-in	Comprehensive	Accumulated	Stockholder’s
	Stock	Warrants	capital	Loss	Deficit	Equity
Balance at July 1, 2021	$585	$10,530	$1,006,100	$(1,616)	$(432,510)	$583,089
Comprehensive loss:
Net loss	-	-	-	-	(11,913)	(11,913)
Other comprehensive loss	-	-	-	(61)	-	(61)
Balance at September 30, 2021	$585	$10,530	$1,006,100	$(1,677)	$(444,423)	$571,115

	Three Months Ended September 30, 2020
				Accumulated
			Additional	Other		Total
	Common		paid-in	Comprehensive	Accumulated	Stockholder’s
	Stock	Warrants	Capital	Loss	deficit	Equity
Balance at July 1, 2020	$585	$10,530	$1,006,100	$3,174	$(374,348)	$646,041
Comprehensive loss:
Reclassification to statement of operation on curtailment of defined benefit plan	-	-	-	491	-	491
Net loss	-	-	-		(12,819)	(12,819)
Other comprehensive loss	-	-	-	-	-	-
Balance at September 30, 2020	$585	$10,530	$1,006,100	$3,665	$(387,167)	$633,713

	Nine Months Ended September 30, 2021
				Accumulated
			Additional	Other		Total
	Common		paid-in	Comprehensive	Accumulated	Stockholder’s
	Stock	Warrants	capital	Loss	Deficit	Equity
Balance at January 1, 2021	$585	$10,530	$1,006,100	$(1,494)	$(403,737)	$611,984
Comprehensive loss:
Net loss	-	-	-	-	(40,686)	(40,686)
Other comprehensive loss	-	-	-	(183)	-	(183)
Balance at September 30, 2021	$585	$10,530	$1,006,100	$(1,677)	(444,423)	571,115

	Nine Months Ended September 30, 2020
				Accumulated
			Additional	Other		Total
	Common		paid-in	Comprehensive	Accumulated	Stockholder’s
	Stock	Warrants	capital	Loss	deficit	Equity
Balance at January 1, 2020	$585	$10,530	$1,006,100	$3,174	$(95,839)	$924,550
Comprehensive loss:
Reclassification to statement of operation on curtailment of defined benefit plan	-	-	-	491	-	491
Net loss	-	-	-	-	(291,328)	(291,328)
Other comprehensive loss	-	-	-	-	-	-
Balance at September 30, 2020	$585	$10,530	$1,006,100	$3,665	$(387,167)	$633,713

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

1.	Business description

Expro Group Holdings International Limited (the “Company” or “EGHIL”) and our consolidated subsidiaries (collectively referred to as “We”, “Expro” or the “Group”), provide services and products that measure, improve, control and process flow from oil and gas wells, from exploration and appraisal through field production optimization and enhancement and field abandonment.

EGHIL is a limited company incorporated in the Cayman Islands with its registered office situated in the Cayman Islands.

On March 10, 2021, the Company entered into an agreement and plan of merger (“Merger Agreement”) with Frank’s International N.V. (“Frank’s”) a leading provider of tubular running services, tubular products and offerings and cementing solutions. The merger closed on October 1, 2021 (the “Closing”) and will be accounted for using the acquisition method of accounting with Expro being identified as the accounting acquirer. During the three and nine months ended September 30, 2021, the Company incurred $9.6 million and $19.1 million, respectively of merger and integration costs, which consist primarily of legal fees, professional fees, integration and other costs with respect to the merger, which are included in “Merger and integration costs” in the unaudited condensed consolidated statements of operations. No such costs were incurred for the three and nine months ended September 30, 2020. As the merger did not close until October 1, 2021, the condensed consolidated financial statements presented in this report reflect the condensed consolidated statements of operations, condensed consolidated statements of comprehensive loss, condensed consolidated balance sheets, condensed consolidated statement of cash flows and condensed consolidated statement of stockholders’ equity of Expro only.

Additionally, on October 1, 2021, EGHIL was merged into New Eagle Holdings Limited (“NEHL”), a Cayman Islands corporation, with NEHL surviving the merger as a wholly owned subsidiary of Expro Group Holdings N.V. (“EGHNV”) (formerly known as “Frank’s International N.V.”) under Cayman Islands law, all assets and liabilities of EGHIL as of the effective time of the merger automatically became the assets and liabilities of NEHL as the surviving company.

2.	Basis of preparation and significant accounting policies

Basis of preparation

The unaudited condensed consolidated financial statements reflect the accounts of EGHIL and all of its subsidiaries. All intercompany balances and transactions, including unrealized profits arising from them, have been eliminated for purposes of preparing these unaudited condensed consolidated financial statements. Investments in which we do not have a controlling interest, but over which we do exercise significant influence, are accounted for under the equity method of accounting.

The accompanying condensed consolidated financial statements have not been audited by our independent registered public accounting firm. The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim consolidated financial information. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual consolidated financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2020 included in our Annual Report.

In the opinion of management, the unaudited condensed consolidated financial statements included herein contain all adjustments necessary to present fairly our financial position as of September 30, 2021 and the results of our operations for the three and nine months ended September 30, 2021 and 2020. Such adjustments are of a normal recurring nature. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or for any other period.

The unaudited condensed consolidated financial statements have been prepared using the United States dollar (“$” or “U.S. dollar”) as the reporting currency.

Significant accounting policies

Refer to “Note 2 Basis of preparation and significant accounting policies” of our consolidated financial statements as of and for the year ended December 31, 2020 for discussion of our significant accounting policies. There have been no material changes in our significant accounting policies as compared to the significant accounting policies described in our consolidated financial statements as of and for the year ended December 31, 2020.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

2.	Basis of preparation and significant accounting policies (continued)

Recent accounting pronouncements

We have adopted the following accounting standards updates (“ASUs”) as of January 1, 2021 with no material impact on our unaudited condensed consolidated financial statements or disclosures:

●	ASU 2021-03, 'Intangibles—Goodwill and Other (Topic 350): Accounting Alternative for Evaluating Triggering Events

●	ASU 2021-01, Reference Rate Reform (Topic 848);

●	ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans;

●	ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes;

●	ASU 2020-01, Clarifying the interactions between Topic 321, Topic 323, and Topic 815;

●	ASU 2020-08, Codification Improvements to Subtopic 310-20, Receivables—Nonrefundable Fees and Other Costs;

●	ASU 2020-10, Codification Improvements.

3.	Impairment charges

The following table presents total amount of impairment charges recognized during the three and nine months ended September 30, 2021 and 2020 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Property, plant and equipment, net	$-	$60	$-	$8,392
Operating lease right-of-use assets	-	199	-	15,174
Intangible assets, net	-	-	-	60,394
Goodwill	-	-	-	191,893
Total	$-	$259	$-	$275,853

Goodwill

Goodwill is not subject to amortization and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. A qualitative assessment is allowed to determine if goodwill is potentially impaired. We have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the quantitative goodwill impairment test. The qualitative assessment determines whether it is more likely than not that a reporting unit’s fair value is less than it’s carrying amount. If it is more likely than not that the fair value of the reporting unit is less than the carrying amount, then a quantitative impairment test is performed. The quantitative goodwill impairment test is used to identify both the existence of impairment and the amount of impairment loss. The test compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit is less than it’s carrying value, an impairment loss is recorded based on that difference.

As of September 30, 2021 we did not identify any triggering events that would represent an indicator of impairment of our goodwill. Accordingly, no impairment charges related to goodwill have been recorded during the three and nine months ended September 30, 2021.

During the three months ended September 30, 2020, we did not identify any triggering events that would represent an indicator of impairment of our goodwill. Accordingly, no impairment charges related to goodwill were recorded during the three months ended September 30, 2020. However, during the nine months ended September 30, 2020 the Group observed a material increase in macro-economic uncertainty and a material decrease in oil and gas prices as a result of a combination of factors, including the substantial decline in global demand for oil caused by the COVID-19 pandemic and disagreements between the Organization of Petroleum Exporting Countries and other oil producing nations (OPEC+) regarding limits on production. As a result, customers significantly decreased capital budgets and other spending, which significantly impacted our global outlook for the energy services industry. We determined that these events constituted a triggering event that required us to perform a quantitative goodwill impairment assessment as of March 31, 2020 (“testing date”) and to review the recoverability of all our long-lived assets.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

3.	Impairment charges (continued)

We used the income approach to estimate the fair value of our reporting units, but also considered the market approach to validate the results. The income approach estimates the fair value by discounting the reporting unit’s estimated future cash flows using an estimated discount rate, or expected return, that a marketplace participant would have required as of the valuation date. The market approach includes the use of comparative multiples to corroborate the discounted cash flow results and involves significant judgment in the selection of the appropriate peer group companies and valuation multiples.

Under the income approach, we utilized third-party valuation advisors to assist us with these valuations. These analyses included significant judgment, including significant Level 3 assumptions related to management’s short-term and long-term forecast of operating performance, discount rates based on our estimated weighted average cost of capital, revenue growth rates, profitability margins and capital expenditures.

Our interim quantitative impairment test in 2020 determined the carrying value of certain of our reporting units exceeded their estimated fair value as of the testing date, which resulted in goodwill impairment charges of $191.9 million.

Long-lived Assets

No impairment charges of our long-lived assets were recorded during the three and nine months ended September 30, 2021. During the three and nine months ended September 30, 2020, we identified certain of our long-lived assets which exceeded their respective fair values and certain of our long-lived assets which were deemed to be no longer useable and as a result, for the three months ended September 30, 2020 we recorded impairment charges of $0.3 million relating to our property, plant and equipment and operating lease right-of-use assets and for the nine month ended September 30, 2020 we recorded impairment charges of $8.4 million, $15.0 million and $60.4 million relating to our property, plant and equipment, operating lease right-of-use assets and intangible assets, respectively.

4.	Business segment reporting

Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s Chief Operating Decision Maker (“CODM”), which is our Chief Executive Officer, in deciding how to allocate resources and assess performance. Our CODM manages our operational segments that are aligned with our geographical regions as below:

●	Europe and Sub-Saharan Africa (“ESSA”)
●	Asia (“ASIA”)
●	Middle East and North Africa (“MENA”) and
●	North and Latin America (“NLA”).

Each of these operational segments include a range of solutions which are provided across three main areas of capabilities:

Well testing and appraisal services

Services used for the safe production, measurement and sampling of hydrocarbons from a well during either exploration and appraisal testing of a new field, the flowback and clean-up of a new well prior to production or inline testing of a well during its producing life. Well testing typically involves the measurement of production rates, the recording of transient pressure data from the reservoir and the sampling of reservoir fluids. By analyzing this information, it is possible for the customer to estimate hydrocarbon reserves and determine rock properties, reservoir size and connectivity.

Subsea, completion and intervention services

A well completion consists of providing the in well tubulars and equipment needed for the safe production of hydrocarbons from the reservoir to surface production facilities. Completion services are required to install the completion string in the well and subsea completion landing strings facilitate this for subsea wells. We also provide wireline intervention services to subsequently service and monitor the performance of the well.

Production services

Production systems are used to provide a safe and efficient means of processing produced oil, gas and water. Solids control equipment is used to remove sand or debris from the well, followed by a separation system to split the three different well streams. Gas is usually separated from the well stream for either consumption, sale, flaring or reinjection into the well or reservoir. Water is typically separated, treated and either disposed of overboard or re-injected into the reservoir for pressure maintenance. Oil is typically separated, treated as necessary, and pumped to storage facilities or an export pipeline. We can provide a range of production packages, onshore and offshore, for early production or for production enhancement.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

4.	Business segment reporting (continued)

The following table presents our revenue disaggregated by our operating segments (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
ESSA	$87,428	$45,100	$206,235	$170,569
ASIA	40,318	38,354	109,424	109,888
MENA	38,032	44,534	121,672	148,231
NLA	31,769	21,018	92,762	92,148
Total	$197,547	$149,006	$530,093	$520,836

Trading EBITDA

Our CODM regularly evaluates the performance of our operating segments using Trading EBITDA, which we define as loss before income taxes adjusted for interest and finance (charges) income, merger and integration costs, other income (expenses), severance and other charges, impairment charges, depreciation and amortization, equity in income of joint ventures and corporate costs.

The following table presents our Trading EBITDA disaggregated by our operating segments and reconciliation to loss before income taxes (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
ESSA	$17,796	$9,552	$33,477	$28,971
ASIA	7,755	10,888	21,238	26,463
MENA	11,099	16,686	40,236	59,812
NLA	5,309	(1,504)	11,092	1,286
Total Trading EBITDA	41,959	35,622	106,043	116,532
Corporate costs	(14,516)	(15,468)	(43,678)	(49,076)
Equity in income of joint ventures	3,459	2,562	11,508	9,169
Depreciation and amortization	(25,605)	(27,467)	(79,754)	(84,753)
Impairment charges	-	(259)	-	(275,853)
Severance and other charges	(3,905)	(5,272)	(6,097)	(11,135)
Merger and integration costs	(9,617)	-	(19,143)	-
Other income (expenses), net	685	2,261	1,311	982
Interest and finance (charges) income, net	678	(4,573)	(2,553)	(1,329)
Loss before income taxes	$(6,862)	$(12,594)	$(32,363)	$(295,463)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

5.	Revenue

Disaggregation of revenue

We disaggregate our revenue from contracts with customers by geography, as disclosed in Note 4 above, as we believe this best depicts how the nature, amount, timing and uncertainty of our revenue and cash flows are affected by economic factors. Additionally, we disaggregate our revenue into main areas of capabilities.

The following table sets forth the total amount of revenue by main area of capabilities as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Well testing and appraisal services	$83,449	$72,932	$249,200	$267,220
Subsea, completion and intervention services	74,317	59,385	203,942	203,945
Production services	39,781	16,689	76,951	49,671
Total	$197,547	$149,006	$530,093	$520,836

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

5.	Revenue (continued)

Contract balances

We perform our obligations under contracts with our customers by transferring services and products in exchange for consideration. The timing of our performance often differs from the timing of our customer’s payment, which results in the recognition of unbilled receivables and deferred revenue.

Unbilled receivables are initially recognized for revenue earned on completion of the performance obligation which are not yet invoiced to the customer. The amounts recognized as unbilled receivables are reclassified to accounts receivable upon billing. Deferred revenue represents the Group’s obligations to transfer goods or services to customers for which the Group has received consideration, in full or part, from the customer.

Contract balances consisted of the following as of September 30, 2021 and December 31, 2020 (in thousands):

	September 30,	December 31,
	2021	2020
Accounts receivable, net	$186,193	$159,421
Unbilled receivables	$54,519	$45,500
Deferred revenue	$23,108	$29,063

The Group recognized revenue during the three and nine months ended September 30, 2021 of $10.3 million and $14.6 million, respectively, and for the three and nine months ended September 30, 2020 of $0.5 million and $4.4 million, respectively, out of the deferred revenue balance as of the beginning of the applicable year.

Transaction price allocated to remaining performance obligations

Remaining performance obligations represent firm contracts for which work has not been performed or has been partially performed and future revenue recognition is expected. We have elected the practical expedient permitting the exclusion of disclosing remaining performance obligations for contracts that have an original expected duration of one year or less and for our long-term contracts we have a right to consideration from customers in an amount that corresponds directly with the value to the customer of the performance completed to date.

6.	Severance and other charges

Due to the continued challenging environment in the energy services market, executive management approved a set of initiatives for the three and nine months ended September 30, 2021 and 2020 intended to accelerate operating cost reductions and improve overall operating efficiency.

Severance and other charges incurred during the three and nine months ended September 30, 2021 were $3.9 million and $6.1 million, respectively and charges for the three and nine months ended September 30, 2020 were $5.3 million and 11.1 million respectively, and consists of severance benefits to terminated employees, other termination related costs including facility exit costs and other non-recurring costs, substantially all of which was paid out by the end of September 30, 2021 and 2020.

7.	Income taxes

For interim financial reporting, we estimate the annual tax rate based on projected pre-tax loss before equity in income of joint ventures for the full year and record a quarterly income tax expense (benefit) in accordance with accounting guidance for income taxes. As the year progresses, we refine the estimate of the year’s pre-tax loss before equity in income of joint ventures as new information becomes available. The continual estimation process often results in a change to the expected effective tax rate for the year. When this occurs, we adjust the income tax expense (benefit) during the quarter in which the change in estimate occurs so that the year-to-date expense reflects the most current expected annual tax rate.

Our effective tax rates were (48.9%) and (19.0%) for the three and nine months ended September 30, 2021, respectively and were (1.5%) and 1.4% for the three and nine months ended September 30, 2020, respectively.

The UK statutory rate for three and nine months ended September 30, 2021 and 2020 was 19%. Our effective tax rate was impacted primarily by changes in taxable profits in certain jurisdictions, the reduction of deferred tax liabilities due to amortization of intangibles and de-recognition of deferred tax assets in ESSA.

We have performed an analysis of uncertain tax positions in the various jurisdictions in which we operate and concluded that we are adequately provided. Our provision for uncertain tax positions as of September 30, 2021 and December 31, 2020 included in “Other non-current liabilities” on the consolidated balance sheets was $33.5 million and $35.4 million, respectively.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

8.	Investment in joint ventures

We have investments in two joint venture companies, which together provide us access to the Asian markets that otherwise would be challenging for us to penetrate or develop effectively on our own. COSL - Expro Testing Services (Tianjin) Co. Ltd (“CETS”), in which we have a 50% equity interest, has extensive offshore well testing and completions capabilities and a reputation for providing technology-driven solution in China. Similarly, PV Drilling Expro International Co. Ltd. (“PVD-Expro”) in which we have a 49% equity interest, offers the full suite of Expro products and services, including well testing and completions, in Vietnam. Both of these are strategic to our activities and offer the full capabilities and technology of Expro, but each company is independently managed. Investment in unconsolidated joint ventures are accounted for by the equity method.

The carrying value of our investment in joint ventures as of September 30, 2021 and December 31, 2020 was as follows (in thousands):

	September 30,	December 31,
	2021	2020
CETS	$52,013	$41,504
PVD-Expro	3,542	3,584
Total	$55,555	$45,088

9.	Accounts receivable, net

Accounts receivable, net consisted of the following as of September 30, 2021 and December 31, 2020 (in thousands):

	September 30,	December 31,
	2021	2020
Accounts receivable	$254,272	$215,750
Allowance for doubtful accounts and expected credit losses	(13,560)	(10,829)
Total	$240,712	$204,921

Current	230,603	193,600
Non – current	10,109	11,321
Total	$240,712	$204,921

10.	Inventories, net

Inventories, net consisted of the following as of September 30, 2021 and December 31, 2020 (in thousands):

	September 30,	December 31,
	2021	2020
Raw materials, net	$595	$531
Equipment, spares and consumables, net	40,565	42,464
Work-in progress	12,697	10,364
Total	$53,857	$53,359

11.	Other current assets and liabilities

Other current assets consisted of the following as of September 30, 2021 and December 31, 2020 (in thousands):

	September 30,	December 31,
	2021	2020
Prepayments	$12,070	$16,083
Value added tax receivables	18,812	19,213
Collateral deposits	1,639	1,761
Other	3,198	2,900
Total	$35,719	$39,957

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

11.	Other current assets and liabilities (continued)

Other current liabilities consisted of the following as of September 30, 2021 and December 31, 2020 (in thousands):

	September 30,	December 31,
	2021	2020
Deferred revenue	$23,108	$29,063
Other tax and social security	13,022	15,707
Other	14,137	14,273
Total	$50,267	$59,043

12.	Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consisted of the following as of September 30, 2021 and December 31, 2020 (in thousands):

	September 30,	December 31,
	2021	2020
Accounts payable – trade	$69,646	$63,855
Payroll, vacation and other employee benefits	28,710	22,345
Accrued purchase orders	4,717	6,655
Other accrued liabilities	51,497	43,387
Total	$154,570	$136,242

13.	Property, plant and equipment, net

Property, plant and equipment, net consisted of the following as of September 30, 2021 and December 31, 2020 (in thousands):

	September 30,	December 31,
	2021	2020
Cost:
Land	$3,379	$3,379
Buildings and lease hold improvements	30,525	30,513
Plant and equipment	563,770	519,866
Total	597,674	553,758
Less: accumulated depreciation	(317,502)	(259,035)
Total	$280,172	$294,723

Depreciation expense relating to property, plant and equipment, including assets under finance leases, was $19.1 million and $60.4 million for the three and nine months ended September 30, 2021, respectively, out of which $19.0 million and $60.1 million for the three and nine months ended September 30, 2021, respectively is included in “Cost of revenue” additionally, $0.1 and $0.3 million for the three and nine months ended September 30, 2021 is included in “General and administrative” in the unaudited condensed consolidated statements of operations.

Depreciation expense relating to property, plant and equipment, including assets under finance leases, was $21.2 million and $64.3 million for the three and nine months ended September 30, 2020, respectively, out of which $20.7 million and $63.6 million for the three and nine months ended September 30, 2020, respectively is included in “Cost of revenue” additionally, $0.5 and $0.7 million for the three and nine months ended September 30, 2020 is included in “General and administrative” in the unaudited condensed consolidated statements of operations.

The carrying amount of our property, plant and equipment recognized in respect of assets held under finance leases as of September 30, 2021 and December 31, 2020 and included in amounts above is as follows (in thousands):

	September 30,	December 31,
	2021	2020
Cost:
Buildings	$18,623	$18,932
Plant and equipment	1,320	1,520
Total	19,943	20,452
Less: accumulated depreciation	(7,220)	(6,674)
Total	$12,723	$13,778

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

13.	Property, plant and equipment, net (continued)

No impairment charges were recognized for the three and nine months ended September 30, 2021. We recognized impairment charges of $8.4 million for the three and nine months ended September 30, 2020, which is included in “Impairment charges” in our unaudited condensed consolidated statement of operations. Refer to Note 3 Impairment charges for further details.

14.	Intangible assets, net

The following table summarizes our intangible assets as of September 30, 2021 and December 31, 2020 (in thousands):

	September 30, 2021			December 31, 2020
	Gross carrying amount	Accumulated impairment and amortization	Net book value	Gross carrying amount	Accumulated impairment and amortization	Net book value	Weighted average remaining life (years)
Customer relationships and contracts	$215,200	$(93,283)	$121,917	$215,200	$(78,846)	$136,354	6.3
Trademarks	40,100	(28,510)	11,590	40,100	(27,137)	12,963	6.3
Technology	79,538	(58,893)	20,645	79,538	(56,635)	22,903	7.0
Software	6,713	(5,140)	1,573	7,387	(6,439)	948	1.0
Total	$341,551	$(185,826)	$155,725	$342,225	$(169,057)	$173,168	6.3

Amortization expense for intangible assets was $6.5 million and $19.4 million for the three and nine months ended September 30, 2021, respectively and $6.3 million and $20.5 million for the three and nine months ended September 30, 2020, respectively, which is included in “Cost of revenue” in the unaudited condensed consolidated statements of operations.

No impairment charges were recognized for the three and nine months ended September 30, 2021. No impairment charges were recorded for the three months ended September 30, 2020, however, we recognized impairment charges of $60.4 million for the nine months ended September 30, 2020, which is included in “Impairment charges” in our unaudited condensed consolidated statement of operations. Refer to Note 3 Impairment charges for further details.

The following table summarizes impairment charges by geographic segment for the nine months ended September 30, 2020 (in thousands):

	Customer relationships and contracts	Technology	Trademarks	Total
ESSA	$-	$6,909	$4,070	$10,979
ASIA	-	7,100	-	7,100
NLA	10,262	20,616	11,437	42,315
Total	$10,262	$34,625	$15,507	$60,394

15.	Goodwill

Our reporting units are either our operating segments or components of our operating segments depending on the level at which segment management oversees the business. Our reporting units include Europe and the Commonwealth of Independent States (“ECIS”), Sub-Saharan Africa (“SSA”), MENA, ASIA, North America (“NAM”) and Latin America (“LATAM”).

The allocation of goodwill by reporting segment as of September 30, 2021 and December 31, 2020 is as follows (in thousands):

ESSA	$14,504
ASIA	11,000
Total	$25,504

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

15.	Goodwill (continued)

The following table provides the gross carrying amount and cumulative impairment charges of goodwill for each reportable segment as of September 30, 2021 and December 31, 2020 (in thousands):

	Cost	Accumulated impairment	Net Book Value
ESSA	$28,982	$(14,478)	$14,504
ASIA	51,113	(40,113)	11,000
MENA	126,383	(126,383)	-
NLA	37,341	(37,341)	-
Total	$243,819	$(218,315)	$25,504

No impairment charges were recognized for the three and nine months ended September 30, 2021. No impairment charges were recorded for the three months ended September 30, 2020, however, we recognized impairment charges of $191.9 million for the nine months ended September 30, 2020, which is included in “Impairment charges” in our unaudited condensed consolidated statement of operations. Refer to Note 3 Impairment charges for further details.

The following table summarizes the impairment charges by reporting segment for the nine months ended September 30, 2020 (in thousands):

ASIA	$40,113
MENA	126,383
NLA	25,397
Total	$191,893

16.	Interest bearing loans

On December 20, 2018, we entered into a Revolving Credit Facility (“RCF”) with an aggregate commitment of $150.0 million with up to $100.0 million available for drawdowns as loans and up to $50 million for bonds and guarantees. The RCF bears interest at U.S. dollar LIBOR plus 3.75% and is secured by a fixed and floating charge on the assets including cash and cash equivalents, accounts receivables, inventories and property, plant and equipment of some of our fully owned subsidiaries as defined in the agreement. During 2020, the Group entered into an amended agreement, which extended the maturity date of the RCF to December 31, 2022.

On December 18, 2020, the Group agreed to a $12.5 million incremental facility, under the same RCF extended terms, bringing the aggregate commitment to $162.5 million with up to $100 million available for drawdowns as loan and up to $62.5 million for bonds and guarantee.

On October 1, 2021, following the merger of Frank’s and EGHIL, the RCF change of control provision was triggered, and the RCF was cancelled. Concurrently, EGHNV entered into a new Revolving Credit facility (“New Facility”) with an aggregate commitment of $200.0 million with up to $130.0 million available for drawdowns as loans and up to $70.0 million for bonds and guarantees. The New Facility has substantially the same conditions as the prior RCF and matures in October 2024.

No drawdowns as loans have been made, however, as of September 30, 2021 and December 31, 2020, we had utilized $28.9 million and $18.1 million, respectively, for bonds and guarantees.

17.	Commitments and Contingencies

Commercial Commitments

During the normal course of business, we enter into commercial commitments in the form of letters of credit and bank guarantees to provide financial and performance assurance to third parties. We had entered into contractual commitments for the acquisition of property, plant and equipment totaling $20.4 million and $42.3 million as of September 30, 2021 and December 31, 2020, respectively.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

17.	Commitments and Contingencies (continued)

Litigation

In the ordinary course of business, the Group is routinely involved in various pending or threatened litigation claims on disputes incidental to our business, which may or may not be covered by insurance. In our opinion, the Group’s ultimate liability, if any, with respect to these action legal claims, disputes or compliance reviews is not expected to have a material adverse effect on these unaudited condensed consolidated financial statements.

18.	Post-retirement benefits

Amounts recognized in the unaudited condensed consolidated statements of operations in respect of the defined benefit schemes were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Service cost	$-	$(132)	$-	$(464)
Amortization of prior service credit	61	-	183	-
Interest cost	(823)	(1,131)	(2,500)	(3,486)
Expected return on plan assets	1,148	1,099	3,479	3,385
Total	$386	$(164)	$1,162	$(565)

The Group contributed $1.0 million and $2.8 million for the three and nine months ended September 30, 2021 respectively and $0.8 million and $2.4 million for the three and nine months ended September 30, 2020, respectively, to defined benefit schemes.

The service costs have primarily been included in “Cost of revenue” in the unaudited condensed consolidated statements of operations. Amortization of prior service credit, interest cost and expected return on plan assets have been recognized in “Other income (expenses), net” in the unaudited condensed consolidated statements of operations.

19.	Management incentive plan

Stock-Based Compensation Plans

During October 2018, our Board approved the Expro Group Holdings International Limited 2018 Management Incentive Plan a stock-based compensation plans comprising (a) stock options that were granted to non-executive directors and key management personnel and (b) restricted stock units ("RSUs") the were granted to certain members of management.

Due to the nature of the performance and exercise conditions, recognition of the compensation cost for the options and RSU has been deferred until the occurrence of a liquidity event, as defined in the plan rules.

The total compensation cost as of September 30, 2021 related to the awards was $49.2 million. As of September 30, 2021, a liquidity event has not occurred and accordingly, no adjustments have been made for the unrecognized stock-based compensation costs.

There has been no material forfeiture of options during the three and nine months ended September 30, 2021. There were no further grants or exercise of options or RSUs during the same period.

Pursuant to the Merger Agreement, the following occurred at Closing, effective October 1, 2021:

●	Each outstanding and unexercised Expro share option was assumed by EGHNV and converted into a stock option to acquire EGHNV’s common stock;

●

Each restricted stock unit was accelerated and settled into the number of shares of EGHNV’s common stock equal to the product of the number of Expro ordinary shares subject to such RSU multiplied by the exchange ratio specified in the Merger Agreement;

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

19.	Management incentive plan (continued)

The legal exchange of the accounting acquirer’s awards for awards issued by the legal acquirer is considered to be a modification under ASC 718, Compensation - Stock Compensation of the accounting acquirer’s outstanding awards. Management is in the process of carrying out a fair valuation of the modified awards on the date of closing. As no previous cost was recognized, the modified fair value of the awards would be recognized over the remaining requisite service period.

20.	Warrants

As of September 30, 2021 and December 31, 2020, the Company has outstanding warrants consisting of the following:

●

1,284,978 “A” Warrants which entitle its holders to purchase common stock comprising up to 2% of the Group. The “A” Warrants are exercisable at a strike price of approximately $30.40 per share on the occurrence of certain specified events involving EGHIL and, if not exercised, expire 5 years from February 5, 2018 (“the Effective Date”).

●

4,497,414 “B” Warrants, which entitle its holders to purchase common stock comprising up to 7% of the Group. The “B” Warrants are exercisable at a strike price of approximately $30.40 per share on the occurrence of certain specified events involving EGHIL and, if not exercised, expire 5 years from the Effective Date.

Pursuant to the Merger Agreement, EGHNV agreed to issue replacement warrants but only so that the holders of the Expro warrants would receive, upon exercise of the warrants after Closing, the merger consideration that would have been received of the Expro shares issuable upon exercise of the Expro wanrants immediately before Closing, assuming a cashless exercise. Because the fair market value of the Expro shares at the time of merger determined in accordance with the warrant agreement was below the exercise price of the Expro warrant (i.e., the Expro warrants were out of the money), no Expro shares would have been issuable upon a cashless exercise prior to Closing. Accordigly, replacement warrants were not required to be issued by EGHNV, and the Expro warrants have been cancelled.

21.	Loss per share

Basic loss per share attributable to the Company stockholders is calculated by dividing net loss attributable to the Company by the weighted-average number of common shares outstanding for the period. Diluted loss per share attributable is computed giving effect to all potential dilutive common stock, unless there is a net loss for the period.

The calculation of basic and diluted loss per share attributable to the Company stockholder for the three and nine months ended September 30, 2021 and 2020 respectively, are as follows (in thousands, except shares outstanding and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(11,913)	$(12,819)	$(40,686)	$(291,328)
Basic and diluted weighted average number of shares outstanding	58,489,895	58,489,895	58,489,895	58,489,895
Total basic and diluted loss per share	$(0.20)	$(0.22)	$(0.70)	$(4.98)

The conditions upon which shares are issuable for our outstanding warrants and stock options have not been satisfied as of September 30, 2021 and 2020, assuming the respective balance sheet date is the end of the contingency period. Accordingly, they have not been included in determining the number of anti-dilutive shares.

22.	Related party disclosures

Our related parties consist primarily of CETS and PVD-Expro, the two companies in which we exert significant influence. During the three and nine months ended September 30, 2021, we provided goods and services to related parties totaling $1.1 million and $5.1 million, during the three and nine months ended September 30, 2020, we provided goods and services to related parties totaling $3.4 million and $15.7 million, respectively.

As of September 30, 2021 and December 31, 2020 amounts receivable from the related parties related to the sale of such good and services were $3.2 million and $7.2 million, respectively.

Expro Group Holdings International Limited

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands)

23.	Subsequent events

The Group has evaluated subsequent events through November 8, 2021, and has determined there are no events that require disclosure or recognition in these unaudited condensed consolidated financial statements, other than those already disclosed is notes 1, 16, 19 and 20.